EXHIBIT 99.1 PRESS RELEASE

Media Relations Contacts:
Mara G. Radis
Director, Public Relations
301.296.2728
mradis@visualnetworks.com

Investor Relations Contact:
Angela Tandy
Director of Investor Relations
301.296.2741
atandy@visualnetworks.com

Visual Networks Announces Final Release of Visual Trinity Product

Company Focuses on Core Strength-Performance Management

ROCKVILLE, MD, May 31, 2001 - Visual Networks, Inc. (NASDAQ: VNWK), a leading provider of service management solutions designed to drive performance and reliability into communication networks and services, today announced that the Company will cap its development of Visual Trinity™ with the final release of the product this summer.

      Visual Trinity version 2.2, available in August for existing customers, provides extended auto-discovery and fault correlation enhancements as well as extended ATM device support. Visual Networks® will provide Visual Trinity support for customers with active maintenance agreements through September 2002.

      “Visual Networks has built a successful business on our key strength, providing performance management solutions to service providers and their enterprise customers,” said Scott E. Stouffer, president and CEO of Visual Networks. “It is Visual Networks’ intent to derive the greatest return on investment from its product portfolio. To this end, we believe that the resources required to keep Visual Trinity as a stand-alone product will not generate sufficient returns to warrant continued investment, thus taking our focus away from our core strength within the performance management space.”

      Visual Networks will eliminate the majority of its expenses associated with Visual Trinity. Product development efforts and sales activities for Visual Trinity will be discontinued. The company’s New York City office, which primarily supports Visual Trinity, will be closed and related workforce reductions will take place.

      Visual Networks anticipates a one-time charge of $10 to $12 million for the quarter ended June 30, 2001, a substantial portion of which is related to the write-off of the remaining long-

lived assets, including intangibles, related to the Avesta acquisition. Because of the actions today, Visual Networks is removing Trinity-related revenue for its third and fourth quarter 2001 revenue estimates. As a result, third quarter revenue range is anticipated at $20 to $22 million and fourth quarter revenue range is anticipated at $22 to $24 million. The Company expects no change to its prior guidance for its operating income and losses for the year. The Company’s guidance for its second quarter 2001 results remain unchanged.

      “This is a business decision that fully supports our continued drive toward profitability this year,” said Stouffer. “With the final release of the Visual Trinity product, we can move forward with our long-term growth strategy and focus our efforts squarely on the technologies that have the greatest opportunity for future growth and market acceptance,” said Stouffer.

      Visual Networks will host a conference call for investors and other interested persons to discuss this news on Thursday, May 31, at 5:00 p.m. Eastern time. The dial-in number is 800-946-0712 and 719-457-2641 for international callers. The pass code is 790519. A live web cast of the call will also be available on the Investor Relations pages of Visual Networks Web site at www.visualnetworks.com.

About Visual Networks, Inc.

      Founded in 1993, Visual Networks, Inc. (NASDAQ: VNWK) is a leading provider of service management solutions designed to drive performance and reliability into communication networks and services. Using Visual Networks’ solutions-Visual UpTime®, Visual IP InSight™ and Visual eWatcher™—service providers and enterprise customers can increase network reliability, dramatically reduce operational expenses and lower their total cost of ownership. Visual Networks’ customers include AT&T, British Telecom, Cable & Wireless, Merrill Lynch, Prodigy, SBC, Sprint, Verizon and WorldCom. Visual Networks’ headquarters are in Rockville, MD, with international offices in Europe, Asia and Canada. For sales information in the U.S. call 1-800-240-4010 or visit www.visualnetworks.com.

###

      Visual Networks and Visual UpTime are registered trademarks and Visual IP InSight, Visual Trinity, and Visual eWatcher are trademarks of Visual Networks Technologies, Inc. Other slogans or names of actual companies, products, or services may be trademarks or service marks of their respective owners.

      The press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. The forward-looking information is based upon current information and expectations regarding Visual Networks and its subsidiaries. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.

      Visual Networks assumes no obligation to update the information contained in this press release. Visual Networks’ future results may be impacted by risks associated with rapid technological change and the emerging services market, potential fluctuations in quarterly operating results, its dependence upon sole and limited source suppliers and fluctuations in component pricing, its dependence upon key employees, and its ability to retain employees. Visual Networks’ future results may also be impacted by other risk factors listed from time to time in its SEC filings, including, but not limited to, the Company’s Form 10-Qs and its Annual Report on Form 10-K.